Exhibit 99.1

IVAX Reports Record Revenues and Increased Earnings for First Quarter of 2004 and Confirms Guidance for Y2004

    MIAMI--(BUSINESS WIRE)--April 29, 2004--

      Net Revenues Up 34% to $425.2 Million; EPS up 40% to $.21;
             Gross Profit Up 36% to Record $199.4 Million;
                  Net Income up 46% to $42.3 Million

    IVAX Corporation (AMEX:IVX) (LSE:IVX.L) reported first quarter 2004 net revenues of $425.2 million and gross profit of $199.4 million, 34% and 36% increases, respectively, over the $317.7 million net revenues and $146.1 million gross profit of first quarter 2003. These were the highest quarterly net revenues and gross profits in IVAX' history. Net income in the first quarter 2004 was $42.3 million, 46% over the $29.0 million in the same period last year. Earnings per share was $.21 in the first quarter 2004, 40% over the $.15 per share in the first quarter of 2003. The gross profit margin increased from 46.0% in the first quarter 2003 to 46.9% in the first quarter 2004.
    IVAX achieved revenue growth in all its major business regions in the first quarter 2004 over the same period last year. North American net revenues increased 8% from $156.8 million to $170.0 million, European net revenues increased 68% from $112.2 million to $188.5 million, and Latin American net revenues increased 46% from $50.8 million to $73.8 million.
    Neil Flanzraich, vice chairman and president of IVAX Corporation, said, "We are pleased by our second consecutive quarter of record revenues and gross profits and by the increases in gross margin, net income, and earnings per share in the first quarter of 2004. For four straight quarters, our revenues increased in North America, Europe and Latin America over comparable periods in the previous year. The revenue growth was generated by increased demand, new product launches, increased sales in the U.S. and Europe of our branded respiratory products, and a $25.5 million milestone payment earned under a product collaboration agreement.
    "The increase in our gross profit margin and a portion of our revenue growth can be attributed to this $25.5 million milestone payment. Milestone payments from collaborative agreements have been a significant contributor to our revenues and profits in the past and we expect that to continue in the future.
    "During the first quarter of 2004, we invested $61.4 million in sales and marketing, 35% more than last year and $32.4 million on research and development, 58% more than last year. We believe our sales and marketing costs and research spending are now at appropriate levels.
    "Based on the performance of the first quarter, and on our performance thus far in the second quarter, and what we anticipate for the rest of the year; we believe IVAX is on-track for an outstanding year, and we reconfirm our guidance that we expect to earn $.89 or more per share in 2004.
    "IVAX obtained a number of generic product approvals in the first quarter 2004 that will benefit our results in 2004. We received final approval and first-to-file status on glyburide/metformin HCl, the generic equivalent for Bristol-Myers' anti-diabetic drug Glucovance(R), which has annual U.S. sales of almost $500 million. We chose to build inventories of glyburide/metformin HCl and defer the launch of this important product to a more propitious time. We do expect to launch glyburide/metformin HCl and trigger the start of our 180-day exclusivity period in the second quarter of 2004. In March 2004, the European Commission approved the extension of our existing European Union marketing authorization for Paxene(R) (injectable paclitaxel) to the treatment of metastatic breast and metastatic ovarian cancer. Paxene is the equivalent of Bristol-Myers Squibb's Taxol(R), with annual European sales of $400-600 million. IVAX and its Paxene partner in the EU, Mayne Group Limited, have already begun participating in tender offers for this product. Also during the first quarter of 2004, in the U.K., IVAX was first-to-market for amlodipine, the generic equivalent of Isitin(R) (known in the U.S. as Norvasc(R)), Pfizer's drug for hypertension and angina with annual U.K. sales of $330 million."
    IVAX will discuss first quarter results and other topics when it hosts a conference call and simultaneous webcast at 10 a.m. Eastern Time (Miami). Interested parties can access the conference call by dialing 1-800-419-0063 from anywhere in the U.S. or by dialing 703-464-5608 from non-U.S. locations. To access and register for the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call and click on the webcast link on IVAX' home page.
    Replays of the conference call will be available starting at approximately 1:30 p.m. on April 29th and will continue through May 7th. To listen to the replay of the conference call, dial 1-800-475-6701 and enter the ID #729520. Replays of the webcast via IVAX' website will also be available.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.
    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequentially, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that we may not enter into other collaborative agreements and/or receive milestone payments related to existing or future collaborative agreements; that the launch of glyburide/metformin HCl will be delayed; that the collaboration with Mayne may not achieve the results expected; that IVAX has in the past and may in the future experience difficulties in obtaining raw materials and other components necessary for the production of paclitaxel, on commercially reasonable terms; that we may increase sales and marketing costs and research spending above current levels; and that IVAX' earnings in 2004 may not meet or exceed $.89 per share. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Statements of
                              Operations
                              (Unaudited)


Three Months Ended March 31,                      2004        2003
                                              ------------ -----------
(In thousands, except per share data)

Net revenues                                     $425,191    $317,693
Cost of sales                                     225,785     171,550
                                              ------------ -----------
   Gross profit                                   199,406     146,143
                                              ------------ -----------
Operating expenses:
   Selling                                         61,371      45,595
   General and administrative                      36,506      25,068
   Research and development                        32,350      20,421
   Amortization of intangible assets                5,505       4,491
   Restructuring costs                                633         463
                                              ------------ -----------
       Total operating expenses                   136,365      96,038
                                              ------------ -----------
Operating income                                   63,041      50,105
       Total other expense, net                   (10,315)     (4,092)
                                              ------------ -----------
Income before income taxes and minority
 interest                                          52,726      46,013
Provision for income taxes                         10,381      17,106
                                              ------------ -----------
Income before minority interest                    42,345      28,907
Minority interest                                      (4)         78
                                              ------------ -----------
Net income                                        $42,341     $28,985
                                              ============ ===========

Earnings per common share:
   Basic                                            $0.21       $0.15
                                              ============ ===========
   Diluted                                          $0.21       $0.15
                                              ============ ===========

Weighted average number of common shares
 outstanding:
  Basic                                           197,074     194,969
                                              ============ ===========
  Diluted                                         202,123     196,653
                                              ============ ===========


                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                                   March     December
                                                    31,        31,
                                                   2004       2003
                                               ----------- -----------
(In thousands)                                 (Unaudited)

Assets
------
Cash and cash equivalents                        $536,829    $146,870
Marketable securities, short-term                   3,135      10,470
Other current assets                              856,546     838,376
Property, plant and equipment, net                523,317     502,942
Other assets                                      866,696     874,276
                                              ------------ -----------
   Total assets                                $2,786,523  $2,372,934
                                              ============ ===========

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                $304,500     $58,607
Other current liabilities                         395,066     427,942
Long-term debt                                  1,007,749     855,335
Other long-term liabilities                        58,592      56,208
Minority interest                                  12,535      12,531
Shareholders' equity                            1,008,081     962,311
                                              ------------ -----------
   Total liabilities and shareholders' equity  $2,786,523  $2,372,934
                                              ============ ===========

                   IVAX Corporation and Subsidiaries
                        Reportable Segment Data
                              (Unaudited)

Three Months Ended March 31,                          2004      2003
                                                   --------- ---------
(In thousands)
North America
         External sales                            $166,789  $146,363
         Intersegment sales                           2,074       284
         Other revenues                               1,103    10,126
                                                   --------- ---------
         Net revenues - North America               169,966   156,773
                                                   --------- ---------

Europe
         External sales                             141,784    93,703
         Intersegment sales                          18,103    13,395
         Other revenues                              28,566     5,129
                                                   --------- ---------
         Net revenues - Europe                      188,453   112,227
                                                   --------- ---------

Latin America
         External sales                              73,436    50,623
         Other revenues                                 406       127
                                                   --------- ---------
         Net revenues - Latin America                73,842    50,750
                                                   --------- ---------

Corporate & other
         External sales                              11,556    11,047
         Intersegment sales                         (20,177)  (13,679)
         Other revenues                               1,551       575
                                                   --------- ---------
         Net revenues - Corporate & other            (7,070)   (2,057)
                                                   --------- ---------

                                                   --------- ---------
Consolidated net revenues                          $425,191  $317,693
                                                   ========= =========

    CONTACT: IVAX Corporation, Miami
             Thomas Beier, 305/575-6563
             or
             David Malina, 305/575-6043
             http://www.ivax.com